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                                                                    EXHIBIT 2.14

[LOGO OF ROXIO]

                                 July 19, 2001

Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, California 95035
Attention: Vice President and General Counsel

     Re:  Amendment to Tax Sharing Agreement between Adaptec, Inc. and Roxio,
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          Inc.
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Dear Randy George:

     This letter agreement supplements and amends the Tax Sharing Agreement entered into by and between Adaptec, Inc., a Delaware corporation ("Adaptec"), and Roxio, Inc., a Delaware corporation ("Roxio"), dated as of May 5, 2001 (the "Original Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

     Reference is made to the provisions of the Original Agreement, whereby Adaptec and Roxio allocated their respective responsibilities for certain tax matters. Adaptec and Roxio acknowledge that advance payments of estimated federal income tax for the Adaptec Group had been made prior to the date hereof, portions of which were funded by cash from the operations of Roxio, which payments were not expressly addressed in the Original Agreement; in light of those payments, and in an effort to clarify the nature and scope of the Original Agreement, Adaptec and Roxio hereby agree, as of the effective date of the Original Agreement, to supplement and amend the Original Agreement to clarify the relative responsibilities of the parties with respect to the consolidated federal income tax liability of the Adaptec Group, as follows:

     1. Adaptec agrees that all United States federal and state income tax liability of the Adaptec Group through the end of the Adaptec Group tax year ended March 31, 2001, and for the period April 1, 2001 through May 5, 2001, shall be the sole obligation of Adaptec, and, for the avoidance of doubt, Roxio shall bear no obligation with respect to such tax liability, either under the Original Agreement, or otherwise.

     2. Roxio agrees that Adaptec shall be entitled to all refunds and credits for taxes paid prior to March 31, 2001, and for the period April 1, 2001 through May 5, 2001, including any advance payment of estimated federal income tax, with respect to the Adaptec Group through the end of the tax year ended March 31, 2001, and for the period April 1, 2001 through May 5, 2001, and including any amounts that were, or may have been, funded by cash from the operations of Roxio prior to such dates. Roxio shall not be entitled to any refund, repayment or contribution from Adaptec of that portion of any tax payment made by Adaptec and funded by cash from the operations of Roxio.
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[LOGO OF ROXIO]

Adaptec, Inc.
July 19, 2001
Page 2

     3. Adaptec and Roxio agree to cooperate and provide such mutual assistance as may be necessary to identify and designate for contribution to the capital of Roxio, as of the effective date hereof, all tax-related balances (e.g., deferred tax assets) not otherwise specified in paragraph 1 of this letter agreement, and further agree that any such contribution shall be treated for all purposes as a contribution to the capital of Roxio.

     4. In furtherance of this agreement of the parties to clarify their relative responsibilities respect to federal income tax liabilities as set forth herein, Adaptec and Roxio shall extend to each other such cooperation, assistance, and information (including but not limited to access to financial records to reflect this agreement, and the execution of such further documents as may be necessary to reflect such agreement), as either of them may reasonably request of the other, with respect to any of the matters set forth herein, and further agree to take no position for any federal or state income tax purposes inconsistent with the provisions hereof.

     5. Except as amended herein, the Original Agreement shall remain in full force and effect.

     WHEREFORE, the parties have signed this letter supplementing and amending the Original Agreement, effective as of May 5, 2001.

ADAPTEC, INC.                          ROXIO, INC.

By: /s/ David Young                    By: /s/ Elliot Carpenter
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Name: David A. Young                   Name: R. Elliot Carpenter
      -----------------------------          -----------------------------
Title: VP & C.F.O.                     Title: V.P. of Finance
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cc: Wilson Sonsini Goodrich & Rosati, P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Henry P. Massey, Jr.